Exhibit 10.19


                         QUESTIONS AND ANSWERS ABOUT THE
                    QUALIFIED EMPLOYEE STOCK PURCHASE PLAN OF
                           GENERAL COMMUNICATION, INC.
                          Amended as of January 1, 2003

Introduction

General Communication, Inc. ("Company") maintains the Qualified Employee Stock Purchase Plan ("Plan") for the exclusive benefit of its employees and the employees of its subsidiaries and their subsidiaries. The Company has prepared a Prospectus to apprise participants or prospective participants (individually referred to as "Participant") as to the material terms of the Plan and the offer of stock through it. A copy of the Prospectus is available to each Participant or prospective Participant from the Plan Administrator. Each Participant should read the Prospectus before participating in the Plan. To acquaint Participants with the Plan, the following questions and answers summarize several of its major provisions. The offer of shares of Company stock allocated under the Plan has been registered pursuant to the federal Securities Act of 1933, as amended, and other information regarding the Plan and the Company is available through the Plan Administrator, Securities and Exchange Commission, or through the Company.

If the Participant finds that not every question concerning the Plan is answered, the Plan, including the trust established through it ("Agreement"), is available for Participant examination at the office of the Plan Administrator. If there is a discrepancy between the provisions of the Plan and this document, the actual text of the Plan governs all matters.

This Plan contains provisions which allow a Participant to enter into an agreement with the Company to reduce the Participant's salary in order to contribute to the Plan. This agreement is commonly known as a "401(k) arrangement." For tax purposes, the program is called a "Salary Reduction." A Participant may wish to contact his or her tax advisor for further details.

1. What is the purpose of the Plan?

The purpose of the Plan is to provide eligible employees with a voluntary and convenient means for regular and systematic savings and purchases of Company common stock. The Plan is designed to enable the Participants to acquire a proprietary interest in the Company and to provide benefits upon retirement.


           -----------------------------------------------------------
             "This Document entitled Questions and Answers About the
            Qualified Employee Stock Purchase Plan of General Communication, Inc. constitutes part of a Prospectus covering securities that have been registered under the Securities Act of 1933."
           -----------------------------------------------------------


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2. What is the history of the Plan?

The Plan became effective on January 1, 1987, and has been amended several times. This summary reflects the terms of the Plan as of January 1, 2003. The Company has made contributions that match a Participant's Salary Reductions and Nonqualified Voluntary Contributions of up to 10% of Participants' gross salary since the Plan's inception. The Company has purchased or otherwise issued Company stock with the employer matching contributions made on behalf of Participants in the Plan. Currently, all Company matching contributions are being used to purchase Company common stock.

3. Who is eligible to participate?

Any employee of the Company or its affiliates (other than an independent contractor or union employee covered by a collective bargaining agreement if retirement benefits are the subject of good faith bargaining) who has completed one year of service with the Company is eligible to become a Participant in the Plan. A "year of service" for eligibility purposes means a 12-consecutive month period in which a Participant is credited with 1,000 or more hours of service. The 12-month period is measured from the day the Participant begins work to the anniversary of that date. A Participant may enter the Plan at the next quarterly entry date after completing 1,000 hours of service in a year. Years of service also may include service with certain companies that are acquired by the Company or its affiliates, or for certain employees who previously performed services for the Company under a management or outsourcing contract. Please see the Plan Administrator if you have questions about these special rules.

If, on the first year anniversary date, a Participant does not meet the minimum requirements to be eligible to participate in the Plan, upon the second year anniversary date and each subsequent anniversary date, the Company will again review its records during the last twelve months to redetermine a Participant's eligibility. If at that time the Participant is found to be eligible, participation may begin on the next quarterly entry date (January 1, April 1, July 1 or October 1).

For example, if an employee was hired on January 11, 2002, and is credited with 800 hours of service in the first year of employment (January 11, 2002, to January 10, 2003), that employee is not eligible to become a Participant in the Plan after the first year of employment. However, if that employee was credited with 1,000 hours of service in the next year (January 11, 2003, to January 10, 2004) that employee may become a Participant on the next entry date of the Plan (April 1, 2004).

An employee will be credited with one "hour of service" for each hour for which the employee is paid by the Company. This includes working and nonworking hours for which an employee is paid, including overtime, vacation, and sick leave. No more than 501 hours will be credited to any employee on account of a single continuous period during which the employee performs no duties.


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4. How does one become a Participant?

Once an employee has completed one year of service with the Company (including the 1,000 hour requirement described above), that employee may become a Participant by filing with the Plan Administrator an Employee Stock Purchase Plan Enrollment Form on which consent is given to make contributions to the Plan by payroll deductions (Salary Reduction) or Nonqualified Voluntary Contributions. The enrollment form is enclosed in the packet provided to all newly eligible Participants. Additional forms are available from the Plan Administrator and will become effective on the calendar quarters beginning January 1, April 1, July 1, or October 1 immediately following the date on which the form is returned to the Plan Administrator. Eligible employees who elect not to participate must complete the waiver of participation section of the enrollment form and return that form to the Plan Administrator. Failure to complete and return the Employee Stock Purchase Plan Enrollment Form will be considered an election not be become a Participant. An eligible employee may revoke his or her decision not to participate and become a Participant on any subsequent January 1, April 1, July 1, or October 1 as long as the employee still meets eligibility requirements on that subsequent entry date. A Participant must file the Employee Stock Purchase Plan Enrollment Form at least two weeks prior to the subsequent January 1, April 1, July 1, or October 1 selected to enroll.

5. How is the Plan administered?

The Plan is administered jointly by a Plan Committee and a Plan Administrator appointed by the Board of Directors of the Company. The Plan Committee is made up of members that represent management and non-management personnel. The Plan Committee assumes the major responsibilities for the interpretation of the Plan. The Plan Administrator is responsible for the day-to-day operation of the Plan and also for reporting and disclosure requirements of federal and state law. Any questions or comments concerning policy issues regarding the Plan should be directed to the Plan Administrator.

The Board of Directors of the Company appointed Ronald A Duncan, Wilson Hughes and John M. Lowber, senior officers of the Company, to collectively serve as Trustee of the Plan. The stock of the Company and other assets, if any, of the Plan resulting from Company and Participant contributions are administered by the Trustee.

6. What is the fiscal year of the Plan?

The fiscal year of the Plan (the "Plan Year") begins on January 1 and ends on December 31. The records of the Plan including the trust formed under the Agreement are maintained on such fiscal year.


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7. How are contributions to the Plan made?

The Company and participating eligible employees make contributions to the Plan. Participant contributions to the Plan will fall under two different categories:
(1) Salary Reductions and (2) Nonqualified Voluntary Contributions.

In addition, the Company may make matching contributions, as described in Question 9, based on the Salary Reduction and/or the Nonqualified Voluntary Contributions that Participants make to the Plan.

         (1) Salary Reductions: Under this category, an eligible employee elects to reduce his or her taxable compensation by a percentage of his or her gross compensation. You may contribute up to 50% of your compensation in each year (12% for highly compensated employees, as defined by the IRS), up to a maximum of $12,000 in 2003, $13,000 in 2004, $14,000 in
         2005, and $15,000 in 2006.

         In addition, if you reach age 50 by December 31, you may contribute an additional $2,000 as a salary reduction contribution for the 2003 Plan Year. This is called a "catch-up" contribution, and the catch-up contribution amount will increase to $3,000 in 2004, $4,000 in 2005, and $5,000 in 2006.

         Salary Reduction Contributions will not be subject to federal income tax in the year earned but will be taxed when they are distributed from the Plan. Salary Reduction Contributions will remain subject to FICA (Social Security tax). Earnings on Salary Reduction Contributions will be taxed when they are distributed to the Participant.

         Changes can be made in the amount of Salary Reductions for a Participant without penalty. A Change Request Form must be submitted to the Plan Administrator at least two weeks prior to the calendar quarter that the change is to become effective. Under this category, Salary Reductions through payroll are the only means for making Participant contributions. Participant Salary Reduction Contributions cannot be made or changed retroactively.

         The Plan Administrator will limit the Salary Reduction portion of a Participant's account to the maximum allowable amount specified above.

         (2) Nonqualified Voluntary Contributions: Under this category, each Participant may contribute to the Plan for each Plan year during which he or she is a Participant a percentage of his or her gross compensation as a Nonqualified Voluntary Contribution, provided that such amount will not exceed 10% of his or her compensation for each payroll period.

         Nonqualified Voluntary Contributions will be taxed as "ordinary income" in the year in which the Participant makes the contribution; however, the earnings on the contribution will not be taxed until they are distributed at some later date. Therefore, a Participant can


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         accumulate some tax deferred income, and will receive the Nonqualified
         Voluntary Contributions back tax free at the time of distribution.

         Systematic contributions must be made by payroll deductions. All Nonqualified Voluntary Contributions for the Plan Year will be made during the Plan Year.

         (3) Limits on Annual Additions: The overall limit on annual additions to a Participant's account in the Plan is the lesser of 100 percent of the Participant's gross compensation or $40,000 (as adjusted from time to time), plus the amount of any catch-up contributions. Annual additions include Salary Reduction Contributions, Nonqualified Voluntary Contributions, Employer Matching Contributions, and forfeitures. The Plan Administrator will ensure that the overall limit on contributions is observed so as to minimize the necessity of returning funds to a Participant.

8. What is the formula for the Company's contribution?

The Company may make Employer Matching Contributions each Plan Year. The annual contribution of the Company will be equal to a stated and nondiscriminatory percentage of each Participant's contributions (both Salary Reduction Contributions and Nonqualified Voluntary Contributions) to the Plan. The amount of the Company matching contribution will depend on how the Participant elects to invest the Participant's Salary Reduction Contributions and Nonqualified Voluntary Contributions.

If the Participant elects to invest all of his future Salary Reduction Contributions and Nonqualified Voluntary Contributions into common stock of the Company, the Company may match up to 100% of the Participant's contributions for the year. As described in Question 9, the election to invest Participant contributions made after 2002 in Company stock is irrevocable so the election to invest in Company common stock must be considered carefully.

If the Participant elects to invest any portion of his future Salary Reduction Contributions or Nonqualified Voluntary Contributions into investments other than the common stock of the Company, the Company may match up to 50% of the Participant's contributions for the year.

In any event, the Company matching contribution may not exceed 10% of the Participant's gross salary per payroll period. Each year, the Board of Directors of the Company will decide by resolution the percentage to be contributed for such year.

9. What happens to contributions to the Plan?

   Participant Accounts

The Plan Committee will maintain an account in a Participant's name showing the balance of the Participant's share in the Company contributions, the contributions the Participant makes in each category and the equivalent number and value of Company stock which is in the Participant's


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account. The Plan Committee will distribute, or cause to be distributed, to each
Participant at least annually a written statement setting forth the value of such Participant's accounts as of the last day of the Plan year, and such other information as the Plan Committee will determine. Class A common stock of the Company will be valued at the closing prices of the stock as reported Nasdaq National Market tier of The Nasdaq Stock Market . Class B common stock of the Company will be valued at the closing prices of the stock in the over-the-counter market as reported by the National Association of Securities Dealers, Inc., National Quotation Bureau, Inc., the National Association of Securities Dealers Automated Quotation System, or a market maker in Company
Class B common stock.

All contributions to the Plan are deposited with the Trustee. Except as described under "Diversification Right" below, the Trustee will invest primarily in the common stock of the Company but may make investments in other assets such as, but not limited to, certificates of deposit or savings accounts. Ordinary brokerage house commissions will be considered as part of the cost of purchase of the stock. At least annually, all deposits with the Trustee will be valued to determine the appreciation or depreciation (and earnings and losses) on Plan investments, including Company common stock, any other earnings of the trust under the Plan, and the value of a Participant's account in the trust fund under the Plan. The Company stock will be allocated to a Participant's account no later than on a quarterly basis.

   Participant Investment Direction of Participant Contributions

Effective for Participant contributions made on or after January 1, 2002, Participants will be given the right to direct how their Participant contributions (Salary Reduction Contributions, Nonqualified Voluntary Contributions, and rollover contributions) will be invested. The Trustee will offer Participants several different investment categories and also will offer Participants the election to invest in Company common stock. If you elect to invest all of your Salary Reduction Contributions and Nonqualified Voluntary Contributions made after January 1, 2002, in Company common stock, the Company's matching contribution for those Participant contributions may be up to 100% of your contributions. (See Question 8 for more information about the Company matching contribution.)

If you elect to invest all of your Salary Reduction Contributions and Nonqualified Voluntary Contributions made after January 1, 2002, in investment options other than Company common stock, the Company's matching contribution for those Participant contributions may be up to 50% of your contributions. (See Question 8 for more information about the Company matching contribution.)


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   Special Rules Regarding Investments In Company Common Stock

     Diversification Right- Investments in Company Common Stock as of December 31, 2002

         Participants may diversify the investment of their Accounts to the extent both Company and Participant contributions were invested in Company common stock as of December 31, 2002, (the "Qualifying Balance"). As of January 9, 2003, you may elect to change the investment of up to 100% of your Qualifying Balance, to any investment category offered under the Plan.

         Diversification election changes will be made as soon as practicable following receipt by the Plan Administrator of the diversification election. The time and manner of making a diversification election will be established the Plan Administrator.

     Investments in Company Common Stock After December 31, 2002

         Company contributions and Participant contributions made after December 31, 2002, will not be subject to the diversification right described above.

         In addition, once you elect to invest any of your Salary Reduction Contributions or Nonqualified Voluntary contributions made after December 31, 2002, in Company common stock, those contributions must remain invested in Company common stock. Of course, you can change your investment election at any time for rollover contributions or future Salary Reduction Contributions and Nonqualified Voluntary contributions, but the Company matching contribution for your future contributions which are not invested in Company common stock will be limited to 50% of your contributions.

10. What happens to the earnings on contributions?

Any earnings or losses on the Company common stock allocated to each Participant's account will accrue directly to those shares, as the fair market value of those shares may fluctuate. Any earnings on assets other than the Company common stock are divided on a category by category basis among the Participants based on the ratio of the value of each Participant's account in that investment category.

11. How will a Participant's benefits under the Plan be determined?

A Participant will be 100 percent vested in his or her Account at retirement, the Participant's total disability, or death while employed with the Company. A Participant is also 100 percent vested in his or her own contributions, i.e., Salary Reduction Contributions, Nonqualified Voluntary Contributions, and rollover contributions. That is, a Participant's total interest in his or her Account will be determined by a Participant's total Account value when it becomes distributable for one of the above reasons. If a Participant leaves the Company prior to retirement, death, or total disability, the percentage of a Participant's share in Company matching contributions that is nonforfeitable (vested)


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will be determined by the number of years of service the Participant has with the Company and any affiliated Company (see Question 13 to see how these years are calculated), in accordance with the following schedule. Remember that the vesting schedule is based on a Participant's tenure with the Company, not the number of years in the Plan.

Years of Service with Company                   Percentage of Vesting
-----------------------------                   ---------------------
Fewer than 1                                              0
1 or more but fewer than 2                               20
2 or more but fewer than 3                               30
3 or more but fewer than 4                               45
4 or more but fewer than 5                               60
5 or more but fewer than 6                               80
6 or more                                               100

If a Participant terminates employment, the Participant will forfeit the portion of his or her Account attributable to Company matching contributions which are not vested, and the forfeited Account will be used to reduce administrative costs to the Plan or will be allocated as additional Company matching contributions to the remaining Participants. The Plan Committee will make the decision regarding the use of forfeitures.

12. How is a year of service determined for vesting?

To determine a Participant's place on the vesting schedule, count one year of service for a calendar year (January 1 to December 31) in which the Participant is credited with 1,000 or more hours of service. During any calendar year, a Participant's hours of service with the Company will be totaled to determine whether the Participant has completed 1,000 or more hours of service. Hours completed during a period when the Participant is ineligible for Plan participation because the Participant is a union employee also will be counted if the Participant is no longer a union employee. If the Participant is credited with between 500 and 1,000 hours in any calendar year, the Participant will receive no vesting credit and the Participant will not be awarded a partial year of service, which means the Participant will not advance on the vesting schedule even if the Participant had several calendar years of fewer than 1,000 hours of service.

         (a) What is a break in service?

             Failure to be credited with more than 500 hours in any calendar year is called a "break in service."

         (b) What is the effect of a break in service?

             All years of service prior to any period of up to five consecutive 1-year breaks in service generally will be counted in determining who may become a Participant. The


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             percentage of vesting in Company contributions made prior to five or more consecutive 1-year breaks in service will not be increased by service after the break.

         (c) What happens if a Participant leaves the employ of the Company but later returns to employment?

             If a Participant terminates employment with the Company while any portion of the Participant's Account under the Plan is forfeitable and receives distribution from the Plan before the close of the second Plan year after termination, the Participant will have the right to repay such distribution and to have his forfeited account restored. Repayment may be made only if the Participant is reemployed by the Company or any associated company prior to the earlier of (i) the date which is five years after the date the Participant is reemployed by the employer or (ii) the date on which the Participant experiences any five consecutive 1-year breaks in service commencing after the distribution. If a Participant returns to the employ of the Company but does not repay the distribution, the Participant will forfeit any amount which was not vested prior to the Participant's termination of employment. Repayment of Salary Reductions is not allowed under this section.

13. What are the rules for Participant withdrawals from the Plan?

A Participant may request withdrawal of his or her Account, subject to the rules below, attributable to the contributions the Participant has made including any earnings, losses, and changes in fair market value of such contributions by providing a written request with the Plan Administrator at least two weeks before the end of the calendar quarter.

         (1) Salary Reductions: A Participant may withdraw Salary Reduction Contributions to the Plan upon hardship (as defined below).

             (a) Early Retirement. The requirements for early retirement are the completion of 10 years of service with the Company and/or affiliated companies and the attainment of age 59-1/2. If a Participant makes a withdrawal upon eligibility for early retirement, the Participant will not be eligible to participate in the Plan again and will forfeit all income which otherwise would have been credited to the Participant's account on the last day of the year in which the Participant makes the withdrawal.

             (b) Hardship. Serious financial hardship means an immediate and heavy financial need of the Participant. Financial needs that are considered immediate and heavy include certain medical expenses of the Participant and his or her dependents, costs directly related to the purchase of the Participant's principal residence, payment of tuition and related educational fees for the next twelve months of post-secondary education for the Participant and his or her dependents, prevention of the eviction of the Participant or the prevention of the foreclosure on the mortgage of the


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             Participant's principal residence, and funeral expenses for a family member of the Participant. Withdrawal of Salary Reduction Contributions for hardship cannot exceed the amount necessary to meet the financial need and the amount of the financial need cannot be reasonably available from other resources. Other resources that the Participant must exhaust before a hardship withdrawal will be made include loans from commercial sources and from this Plan, insurance reimbursement, reasonable liquidation of the Participant's assets, and cessation of Salary Reduction Contributions. A Participant will not be permitted to make Salary Reduction Contributions to the Plan for six months after the receipt of the withdrawn funds.

         The only amounts available for hardship withdrawals will be the Salary Reduction amounts and rollover contributions in a Participant's account. The earnings on the Salary Reduction amounts, Company Matching Contributions, and any Nonqualified Voluntary Contribution amounts will not be available for hardship withdrawals.

         Hardship withdrawals will be distributed only in cash. Hardship withdrawals are not eligible for rollover treatment.

         (2) Nonqualified Voluntary Contributions: Withdrawals are permitted on a quarterly basis. Requests must be made at least two weeks prior to the end of the quarter. The Plan Committee will direct the Trustee to distribute the amount requested to the Participant. The Trustee will distribute the assets attributable to the withdrawn contributions subject to any penalties which may be imposed by virtue of early withdrawal (pursuant to Section 7.2 of the Plan) as soon as reasonably possible after the withdrawal date. A Participant who makes withdrawal of any portion of the Participant's account may not contribute to the Plan until the first calendar quarter commencing six months after withdrawal is made. Any expenses attributable to any withdrawal will be charged to the account of the Participant requesting the withdrawal. Vested benefits under the Plan may not be forfeited because a Participant withdraws the Participant's voluntary contributions.

         (3) Company Contributions: A Participant's Account attributable to Company contributions is distributable only when the Participant retires for purposes of this Plan, becomes totally disabled, dies, or otherwise terminates employment with the Company in accordance with the terms of the Plan. If a Participant is age 59-1/2 with at least ten years of service with the Company, the Participant may elect to retire for purposes of this Plan and receive distribution of the Participant's Company contributions even though the Participant does not terminate employment. An election to retire will be filed with the Plan Committee. If a Participant elects to retire for purposes of the Plan, the Participant will not be eligible for reinstatement in the Plan.

         (4) Rollover Contributions: A Participant may withdraw rollover contributions to the Plan upon hardship (as defined in Question 13(1)(b) above). Withdrawals due to hardship cannot exceed the amount necessary to meet the financial need and the amount of the financial need cannot be reasonably available from other resources.


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         Hardship withdrawals of rollover contributions will be distributed only in cash.

         (5) Benefit Commencement Date: A Participant must begin to withdraw benefits no later than April 1 of the calendar year following the later of (a) the calendar year in which the Participant attains age 70-1/2 or
         (b) the calendar year in which the Participant retires. However, a 5% owner of the Company must begin to withdraw benefits no later than April 1 of the calendar year following the calendar year in which the 5% owner attains age 70-1/2.

         (6) Penalty Tax on Early Withdrawals: A 10 percent additional tax will be imposed on early withdrawals from the Plan. The tax is 10 percent of the taxable amount of the distribution. The following exceptions to this rule will apply to distributions made on account of:

                  (a) Death;
                  (b) Disability;
                  (c) Payment over life expectancy;
                  (d) Attainment of age 55 and separation from service;
                  (e) Payment of certain medical expenses; and
                  (f) Payment to an alternate payee under a Qualified Domestic
                      Relations Order.

         The penalty tax is due on any portion of the distribution which is to be included in ordinary income. Nonqualified Voluntary Contributions will have already been taxed and already included in ordinary income; therefore these amounts will not subject to the penalty tax on early withdrawal.

         (7) Withholding on Distributions Not Rolled Over: For any taxable distribution not rolled over in a direct rollover distribution, regulations provide that the payor of the distribution must withhold 20% of the distribution. The maximum amount withheld may not exceed the total amount of money and the fair market value of other property distributed (excluding employer securities).

         (8) Six Month Limitation on Further Purchases: An officer or director Participant making a withdrawal under the Plan must cease further purchases In Company securities in the Plan for six months, or the securities so distributed must be held by that Participant six months prior to disposition. However, extraordinary distributions of all of the Company's securities held by the Plan and distributions in connection with death, retirement, disability, termination of employment, or a qualified domestic relations order as defined by the Internal Revenue Code or Title I of the Employee Retirement Income Security Act, or the rules under those acts, are not subject to this requirement. An officer or director Participant who ceases participation in the Plan may not participate in the Plan for at least six months.


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14. When do a Participant's accounts become distributable?

A Participant's vested interest in the Plan attributable to the Company contributions will be retained and kept invested in the trust fund until the Participant retires, becomes totally disabled, dies, or otherwise terminates employment with the Company.

15. What are the benefits payable when benefits become distributable?

Generally, distributions of a Participant's vested Account will be made in cash. However, at the election of the Participant, the portion of the Participant's vested Account which is invested in Company common stock will be distributed in whole shares of Company stock.

If the Participant's vested Account exceeds $5,000 (excluding any rollover contributions to this Plan), upon the Participant's written consent, the Participant's total vested Account balance will be distributed as follows:

         (a) Upon retirement, disability, or termination of employment, a Participant's Account attributable to Participant contributions, plus any earnings thereon, are distributed to the Participant in a lump sum if the Participant makes a request for distribution to the Plan Committee at least two weeks prior to the end of the six-month period ending June 30 or December 31 after the Participant terminates employment. Distribution of a Participant's account attributable to Participant contributions will be made as soon as possible after the close of the six month period.

         (b) If a Participant terminates employment because of retirement or total disability, the Participant may receive, commencing not later than 60 days after the close of the Plan Year in which the Participant's termination of employment occurred, the Participant's entire interest in the Plan in either (a) one lump sum or (b) annual installments over a 5-year period. If the Participant dies before receiving all of the Participant's vested interest, the remaining installments will be paid to the Participant's beneficiary.

         (c) If the Participant dies while a Participant, the Participant's interest under the Plan will be distributed to the Participant's beneficiary as soon as administratively feasible following the Participant's death in either (a) a one lump sum or (b) annual installments over a 5-year period, as elected by the beneficiary.

         (d) If the Participant terminates employment for any reason other than retirement, total disability, or death, the Participant's vested interest in the Company's contributions to the Plan will be distributed in either (a) a lump sum or (b) annual installments over a 5-year period beginning within 60 days after the end of the Plan Year in which the Participant terminates employment, or after any later year, as elected by the Participant.

         (e) If a Participant satisfies the years of service requirement for early retirement age, the Participant's vested interest in the Plan will be distributed within 60 days after the end of the


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
         Plan Year in which the Participant attains early retirement age if that date is earlier than the date on which a Participant's vested interest is otherwise distributable.

If the Participant's vested Account is less than $5,000 (excluding any rollover contributions), distribution will be made under the preceding paragraphs without the Participant's consent.

         (a) What is a Participant's retirement date?

             A Participant's normal retirement date as a Participant will be the last day of the calendar quarter in which the Participant reaches age 65. Upon application to and approval by the Plan Committee, a Participant may retire for purposes of this Plan any time after age 59-1/2 with ten years of service. Benefits must commence the later of the year following the year in which the Participant attains age 70-1/2 or the year the Participant retires.

             Other retirement rules apply to the qualified contribution feature of the Plan. Each employee should consult with his or her tax advisor on the specifics.

         (b) What is total disability?

             Total disability means a disability that permanently renders a Participant unable to perform usual duties of employment with the Company, as determined by a physician selected by the Plan Committee, and which results in the Participant's termination of employment with the Company.

16. May I borrow money from the Plan?

The Committee has established a uniform and nondiscriminatory policy for making participant loans. Loans are available to all Plan participants if the participant meets the credit-worthiness and financial need requirements that would be considered in a normal commercial setting by an entity in the business of making similar types of loans. All loans under the Plan to any individual participant may not exceed the lesser of (a) $50,000, reduced by the Participant's highest outstanding loan balance during the year before the loan date, or (b) the greater of $10,000 or one-half of the value of the participant's vested Account balance.

Loans from this Plan are subject to several conditions that you must meet and to which you must agree. Ask the Plan Administrator for the Participant Loan Policy form for more information on participant loans.


January 1, 2003                        -13-

17. How does a Participant designate a beneficiary?

A Participant may designate a beneficiary on the Employee Stock Purchase Plan Enrollment Form which is to be filed with the Plan Administrator. It is important to keep a current beneficiary designated on the Employee Stock Purchase Plan Enrollment Form at all times so that this important asset will be handled according to the Participant's wishes. The form may be changed at any time. If a Participant fails to designate a beneficiary or if the beneficiary or beneficiaries that have been designated die before a Participant does, the Participant's interest in the Plan will be paid to the Participant's surviving spouse, or if none, the personal representative of the Participant's estate.

If a Participant is married and designates a beneficiary other than his or her spouse, the spouse must sign a special consent form witnessed by a member of the Plan Committee or a notary public, in order for benefits to be paid to the other designated beneficiary. Both the beneficiary form and the special consent form are available from the Plan Administrator.

18. What remedy does a Participant have if the Participant's benefits under the Plan are denied?

A claim for benefits may be filed with the Plan Administrator by the Participant, by the Participant's beneficiary or by a duly authorized representative. The Plan Committee will review the claim and will notify the claimant whether such claim has been granted or denied within 90 days after receipt of such claim unless special circumstances require an extension of time for processing the claim. If an extension is required, the claimant will be notified in writing before expiration of the initial 90-day period. If the claim is denied, the claimant will receive a written notice explaining the denial in detail.

The claimant may file with the Plan Committee a written request for review of the claim within 60 days after the Participant is notified of the denial. When the claimant files a request for review, the Company will appoint a claims reviewer who will make and explain the reviewer's decision on the claim to the claimant within 60 days of receipt of the claimant's request unless special circumstances require an extension of time for processing, in which case a decision will be made not later than 120 days after receipt of the claimant's request. If an extension is necessary, the claimant will receive written notice of the extension prior to the expiration of the 60-day period after the first denial.

19. What other rights does a Participant have under the law?

As participants in the Plan, you are entitled to certain rights and protection under the Employee Retirement Income Security Act of 1974 ("ERISA"). ERISA provides that all Plan participants will be entitled to:

         a. Examine, without charge, at the Plan Administrator's office and at other specified locations, such as worksites and union halls, all Plan documents including insurance contracts, collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor, and


January 1, 2003                        -14-
                  available at the Public Disclosure Room of the Pension and Welfare Benefits Administration.

         b. Obtain, upon written request to the Plan Administrator, copies of documents governing the Plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) and updated summary plan description. The Administrator may make a reasonable charge for the copies.

         c. Receive a summary of the Plan's annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary financial report.

         d. Obtain a statement telling you whether you have a right to receive a benefit at normal retirement age (age 65) and if so, what your benefits would be at normal retirement age if you stop working under the Plan now. If you do not have a right to a benefit, the statement will tell you how many more years you have to work to get a right to a benefit. This statement must be requested in writing and is not required to be given more than once every twelve months. The Plan must provide the statement free of charge.

                  In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union, or any other person. may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

                  If you claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. In addition, if you disagree with the Plan's decision or lack thereof concerning the qualified status of a domestic relations order, you may file a suit in federal court.




January 1, 2003                        -15-

         If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these court costs and fees, for example, if it finds your claim is frivolous.

                  If you have any questions about the Plan, you should contact the Plan Administrator or Plan Committee at the addresses on the last page of this summary. If you have any questions about this summary or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.

20. What other provisions are important to a Participant?

         (a) The Plan has been designated to allow a Participant, in the discretion of the Plan Committee, to rollover distributions from another qualified retirement plan to this Plan and to rollover a Participant's share in this Plan to another qualified plan. Because the rules concerning such rollover are extremely complex, the Participant must consult directly with the Plan Administrator if the Participant desires to make a rollover contribution to this Plan or any other plan. Any rollover contributions which a Participant makes to this Plan will not be considered as Participant contributions for purposes of matching Company contributions (i.e., the Company will not match rollover contributions). Because of certain Internal Revenue Code prohibitions, a Participant cannot rollover an Individual Retirement Account ("IRA") into this Plan except for certain conduit IRAs that are made up of the proceeds from another qualified pension plan.

         (b) You cannot assign or encumber any of the benefits which you may expect to receive under the Plan, nor can any of your share in Company contributions be made subject to the claim of any creditor. However, under a qualified domestic relations order, all or a portion of the benefits payable to a participant may be assigned to an alternate payee under procedures established by the Committee. Participants and beneficiaries can obtain, without charge, a copy of the qualified domestic relations order procedures from the Plan Administrator. A domestic relations order is any judgment, decree, or order (including approval of property settlement agreement) that relates to the provision of child support, alimony payments, or marital property rights to a spouse, former spouse, child, or other dependent of a participant, and is made pursuant to a state domestic relations law.




January 1, 2003                        -16-

         (c) If the Plan Committee is unable to locate a Participant or the Participant's beneficiary when the Participant's interest under the Plan becomes distributable, a custodial account to hold the Participant's interest will be established until it is claimed or until proof of the Participant's death is received. After a period of time, the Trustee maycharge reasonable fees against such inactive accounts which may eventually result in the depletion or total loss of the custodial account. Therefore, when a Participant terminates employment, it is important to keep the Plan Committee informed concerning the Participant's current address.

         (d) Participation in the Plan does not confer upon a Participant any right of continued employment.

         (e) The Company expects to continue this Plan indefinitely; however, to protect the Company against unforeseen conditions, the Company reserves the right to reduce contributions or amend or terminate the Plan (by action of the Board of Directors) in whole or in part at any time. If the Plan is terminated, the balance of Participant's account attributable to Company contributions will be 100 percent vested (nonforfeitable).

         (f) Benefits under this Plan are not insured by the Pension Benefit Guaranty Corporation because the Plan is an individual account plan not covered by the statutory insurance provisions.

         (g) The Plan may have very substantial tax advantages to an employee as a Participant. A Participant may wish to consult a tax advisor regarding the Plan.

         (h) A Participant may wish to consult his or her tax advisor as to the IRA rules if the Participant is eligible to actively participate in an employer-sponsored plan.


January 1, 2003                        -17-

                  IMPORTANT NAMES, ADDRESSES AND OTHER INFORMATION


1. Plan Administrator: Responsibilities - General day-to-day operations, statement of benefits to Participants.

         ALFRED J. WALKER, Vice-President and Chief Accounting Officer General Communication, Inc.
         2550 Denali Street, Suite 1000
         Anchorage, AK  99503
         Business Phone:  (907) 265-5628

   Contact with regard to: Day-to-day operation of Plan, update on Participant contributions.

   Forms to be filed with Plan Administrator: Plan Enrollment Forms, Change Requests, Withdrawal Requests.

2. Plan Committee: Responsibilities - Interpretation, application and decision-making responsibilities with regard to eligibility, vesting and distribution.

   Names: Manuel Hernandez          c/o General Communication, Inc.
          Valerie Longeski          2550 Denali Street, Suite 1000
          Jimmy Sipes               Anchorage, AK  99503
          Tami Graff
          Vicki Cook
          Mark Sorvoja

   Contact with regard to:  Questions of eligibility, vesting and distribution.

3. Trustees: Responsibility - Administration of Participant contributions.

                  Ronald A. Duncan
                  G. Wilson Hughes
                  John M. Lowber

4. Agent for Legal Process: Board of Directors or Plan Administrator at the following address:

                  General Communication, Inc.
                  2550 Denali Street, Suite 1000
                  Anchorage, AK  99503

5. Companies whose employees are covered by the Plan: General
   Communication, Inc. and its subsidiaries and their subsidiaries.



January 1, 2003                        -18-

6. Plan Federal ID Number: 92-0072737, Plan 001.

7. Request for information: Plan Administrator.



January 1, 2003                        -19-